Exhibit 4.5

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (“Warrant Agreement”), dated as of             , 2019, by and between PCI MEDIA, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a [state] trust company (the “Warrant Agent”).

W I T N E S S E T H

WHEREAS, the Company intends to conduct an initial public offering (the “Offering”) of units (the “Units”). Each Unit will consist of (i) one share (each, a “Share” and, collectively, the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), and (ii) one Warrant (each, a “Warrant “ and collectively, the “Warrants”) to purchase one share of Common Stock (each, a “Warrant Share” and, collectively, the “Warrant Shares”) at an exercise price of $         per share (the “Warrant Price”), subject to adjustment as described herein, at any time commencing as of the Separation Date (as defined herein) and ending at 5:00 P.M., New York City time, on             , 2024 (the “Expiration Date”) or upon earlier redemption as provided in this Warrant Agreement. The Warrants will be exercisable upon the terms and conditions and will be subject to adjustment in certain circumstances, all as set forth in this Warrant Agreement. The Warrants will be transferrable together with the Shares only as Units until                  (the “Separation Date”), and thereafter each of the Shares and the Warrants will trade separately;

WHEREAS, in the Offering, the Company intends to issue and sell up to                      Units, including up to underlying Warrants to public investors. In addition, the Company has agreed to issue to the representative of the underwriters participating in the Offering, a warrant to purchase 8.0% of the Units issued in the Offering (the “Representative’s Warrant”), which would result in the issuance of up to an additional                      Warrants;

WHEREAS, in connection with the Offering, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (File No.: 333-229248) (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Act”), of the Units, the Warrants, the Shares, the Warrant Shares, the Representative’s Warrant and the securities issuable in respect thereof; and

WHEREAS, the Company desires to appoint the Warrant Agent to act on its behalf in connection with the (i) issuance, transfer and exchange of the Book Entry Warrant Certificates (as defined herein) or Definitive Warrant Certificates (as defined herein), as applicable, representing the Warrants (collectively, the “Warrant Certificates”), (ii) the exercise of the Warrants by the registered holders thereof (together with any permitted registered successors or assigns, the “Registered Holders”), and (iii) the adjustment of the Warrants in certain events as contained herein in accordance with the terms of the Warrants and this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows:

1. APPOINTMENT OF WARRANT AGENT. The Company hereby appoints the Warrant Agent as its agent to issue the Warrant Certificates, as set forth herein, subject to resignation or replacement of the Warrant Agent as provided herein. The Warrant Agent hereby accepts such appointment and, subject to the terms and conditions as set forth herein, agrees to issue, and exchange, the Warrant Certificates pursuant to the terms provided for herein and to notify the Company’s transfer agent to issue the certificates representing the appropriate number of shares of Common Stock (or other consideration) upon exercise of the Warrants. The Company agrees to issue and honor the Warrants on the terms and conditions as herein set forth and to instruct its transfer agent to issue its Common Stock (or other securities) upon notice from the Warrant Agent of the proper exercise of any Warrant. The Warrant Agent is hereby empowered to enforce any rights of the Registered Holders for the benefit of any Registered Holders, subject to the terms and conditions contained herein.

2. ISSUANCE OF WARRANT CERTIFICATES.

2.1. Form of Warrant Certificate. All Warrants shall be issued substantially in the form annexed hereto as Exhibit A. The terms of any such Warrant Certificate are incorporated herein by reference. All of the Warrants shall initially be represented by one or more book-entry certificates (each a “Book Entry Warrant Certificate”).

2.2. Execution of Warrants. The Warrants shall be issued in registered form only. No Warrants shall have been duly and validly issued until a Registered Holder has received a Warrant Certificate executed by the Chief Executive Officer or the President of the Company and the Secretary, the Treasurer or an Assistant Secretary of the Company and such Certificate is countersigned by an authorized officer of the Warrant Agent. Any Warrant Certificate may be executed by the appropriate officers of the Company by means of a facsimile signature. In the event the person whose signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3. Maximum Number of Warrants. The Company hereby authorizes the Warrant Agent to issue up to an aggregate of                      Warrants pursuant to the Company’s written instruction and the terms hereof, subject to adjustment as hereafter provided in Section 4 hereof.

2.4. Rights of a Registered Holder. Subject to adjustment as provided herein, each Warrant shall evidence the right to purchase one share of the Company’s Common Stock at the Warrant Price. Following the Expiration Date, any Warrant not previously exercised shall be null and void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at 5:00 P.M., New York City time, on the Expiration Date.

2.5. Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. All of the Warrants shall initially be represented by one or more Book-Entry Warrant Certificates deposited with The Depository Trust Company (the “Depository”) and registered in the name of CEDE & Co., a nominee of the Depository. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depository or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”).

If the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive certificates representing the Warrants (“Definitive Warrant Certificates”) in physical form evidencing such Warrants. Such Definitive Warrant Certificates shall be in the form annexed hereto as Exhibit A, as applicable, with appropriate insertions, modifications, and omissions, as provided above.

2.6. Beneficial Owner; Registered Holder. The term “beneficial owner” shall mean, on or after the Separation Date (as defined below), any person in whose name ownership of a beneficial interest in the Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depository or its nominee, and prior to the Separation Date, the person in whose name the Unit of which such Warrant or part thereof was originally part of, as registered upon the register relating to such Units. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the Registered Holder (the person in whose name such Warrant shall be registered upon the Warrant Register), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.7. Detachability of Warrants. The securities comprising the Units will not be separately transferable until the Separation Date. On or after the Separation Date, the Registered Holder may surrender a Warrant to the Warrant Agent, whereupon the Warrant Agent shall execute and deliver to the Registered Holder a new Definitive Warrant Certificate entitling the Registered Holder to purchase the same number of shares of Common Stock, but without the legend which states:

“UNTIL             , 2019, THIS WARRANT MAY NOT BE TRANSFERRED SEPARATELY, SPLIT UP, COMBINED OR EXCHANGED, BUT MAY ONLY BE TRANSFERRED, SPLIT UP, COMBINED OR EXCHANGED TOGETHER WITH THE SHARES OF COMMON STOCK OF PCI MEDIA, INC. WITH WHICH IT WAS SOLD AS A UNIT.

3. EXERCISE OF WARRANT.

3.1. Exercise Period. The Warrants may be exercised, in whole or in part, at any time commencing on the Separation Date and ending at 5:00 P.M., New York City time, on the Expiration Date or earlier upon redemption (the “Exercise Period”); provided, however, that, except as provided in Section 5.5, Warrants will be exercisable only if (i) a registration statement under the Act with respect to the Common Stock issuable upon exercise of the Warrants is effective and current and (ii) in the opinion of counsel to the Company, such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the Registered Holders reside. If the Expiration Date is not a Business day (defined below), it shall automatically be extended to 5:00 P.M. on the next day which is a Business Day. “Business Day” means any day other than a Saturday, Sunday, or holiday on which banks in New York City are authorized or required by law or executive order to close.

3.2. Means of Exercise. In order to exercise a Warrant, the Registered Holder must present and surrender the Warrant Certificate to the Warrant Agent at its office, with the subscription form on the back of the Warrant Certificate (the “Subscription Form”) duly executed and, unless the Registered Holder has elected to make a cashless exercise pursuant to Section 5.5, accompanied by payment in full, in the form of cash, by bank wire transfer in immediately available funds, or by certified check or bank draft payable to the Company or its successor, of the aggregate Warrant Price for the number of shares of Common Stock specified in such Subscription Form.

3.3. Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering, not later than 5:00 P.M., New York City time, on any Business Day during the Exercise Period (the “Exercise Date”) to the Warrant Agent at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”), free on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purpose in writing by the Warrant Agent to the Depository from time to time, (ii) the Subscription Form properly completed and executed, or in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depository’s procedures; and (iii) unless the Registered Holder has elected to make a cashless exercise pursuant to Section 5.5, the Warrant Price for each full share of Common Stock as to which the Warrants are exercised and any and all applicable taxes due in connection with the exercise of the Warrants, the exchange of the Warrants for the Common Stock, and the issuance of the Common Stock in full, in lawful money of the United States, by cash, by bank wire transfer in immediately available funds, or by certified check or bank draft payable to the Company.

(a) If any of (i) the Definitive Warrant Certificate or the Book-Entry Warrant Certificate, (ii) the Subscription Form, or (iii) the Warrant Price therefor, is received by the Warrant Agent after 5:00 P.M., New York City time, on a specified day or if such day is not a Business Day, the Warrants will be deemed to be received and exercised on, and the applicable Exercise Date shall be the Business Day next succeeding such day. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the Registered Holder or Participant, as the case may be, as soon as practicable, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at 5:00 P.M., New York City time, on the Expiration Date. In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Warrants. The validity of any exercise of Warrants will be determined by the Company in its sole discretion and such determination will be final and binding upon the Registered Holder and the Warrant Agent. Neither the Company nor the Warrant Agent shall have any obligation to inform a Registered Holder of the invalidity of any exercise of Warrants.

(b) The Warrant Agent shall deposit all funds received by it in payment of the Warrant Price in the account of the Company maintained with the Warrant Agent for such purpose and shall advise the Company at the end of each Business Day on which funds for the exercise of the Warrants are received of the amount so deposited to its account. The Warrant Agent shall promptly confirm such telephonic advice to the Company in writing.

(c) The Warrant Agent shall, by 11:00 A.M., New York City time, on the Business Day following the Exercise Date of any Warrant, advise the Company and the transfer agent and registrar in respect of (i) the shares of Common Stock issuable upon such exercise as to the number of Warrants exercised in accordance with the terms and conditions of this Warrant Agreement, (ii) the instructions of each Registered Holder or Participant, as the case may be, with respect to delivery of the shares of Common Stock issuable upon such exercise, and the delivery of Definitive Warrant Certificates, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, (iii) in case of a Book-Entry Warrant Certificate, the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, and (iv) such other information as the Company or such transfer agent and registrar shall reasonably require.

(d) The Company shall, by 5:00 P.M., New York City time, on the first Business Day next succeeding the Exercise Date of any Warrant and, unless the Registered Holder has elected to make a cashless exercise pursuant to Section 5.5, the clearance of the funds in payment of the Warrant Price, execute, issue, and deliver to the Warrant Agent, the shares of Common Stock to which such Registered Holder or Participant, as the case may be, is entitled, in fully registered form, registered in such name or names as may be directed by such Registered Holder or the Participant, as the case may be. Upon receipt of such shares of Common Stock, the Warrant Agent shall, by 5:00 P.M., New York City time, on the second Business Day next succeeding such Exercise Date, transmit such shares of Common Stock to or upon the order of the Registered Holder or Participant, as the case may be.

(e) In lieu of delivering physical certificates representing the shares of Common Stock issuable upon exercise, provided the Company’s transfer agent is participating in the Depository Fast Automated Securities Transfer program, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the shares of Common Stock issuable upon exercise to the Registered Holder or Participant by crediting the account of Registered Holder’s prime broker with Depository or of the Participant through its Deposit Withdrawal Agent Commission system. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

(f) The accrual of dividends, if any, on the shares of Common Stock issued upon the valid exercise of any Warrant will be governed by the terms generally applicable to the shares of Common Stock. Starting with the Exercise Date, the former Registered Holder of the Warrants exercised will be entitled to the benefits generally available to other holders of shares of Common Stock and such former Registered Holder’s right to receive payments of dividends and any other amounts payable in respect of the shares of Common Stock shall be governed by, and shall be subject to, the terms and provisions generally applicable to such shares of Common Stock.

(g) Warrants may be exercised only in whole numbers of shares of Common Stock. No fractional shares of Common Stock are to be issued upon the exercise of the Warrant, but rather the number of shares of Common Stock to be issued shall be rounded down to the nearest whole number. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate for the number of unexercised Warrants remaining shall be executed by the Company and countersigned by the Warrant Agent, and delivered to the holder of such Warrant Certificate at the address specified on the books of the Warrant Agent or as otherwise specified by such Registered Holder. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.

(h) The Company will pay all documentary stamp or other taxes or governmental charge attributable to the initial issuance of shares of Common Stock upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of the shares of Common Stock in a name other than that of the Registered Holder of a Warrant Certificate surrendered upon the exercise of Warrants; and in the event that any such transfer is involved, the Company shall not be required to issue or deliver any shares of Common Stock until such tax or other charge shall have been paid or it has been established to the Company’s satisfaction that no such tax or other charge is due.

3.4. Issuance of Warrant Certificates. Except as provided in Section 5.5 of this Warrant Agreement, and notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless (i) a registration statement under the Act with respect to the Common Stock issuable upon exercise of the Warrants is effective and current and (ii) in the opinion of counsel to the Company, such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the Registered Holders reside. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise would be unlawful.

3.5. Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid, and non-assessable.

3.6. Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and, unless the Registered Holder has elected to make a cashless exercise pursuant to Section 5.5, payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.7. No Net Settlement. Except as provided in Section 5.5, under no circumstances will the Company be required to settle the exercise of the Warrants through a cashless exercise or other net settlement procedure.

4. ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES PURCHASABLE AND OTHER ITEMS IN CERTAIN EVENTS. The Warrant Price and the number of shares of Common Stock purchasable upon exercise of any Warrant and the other terms and conditions of the Warrant shall be subject to adjustment and modification as follows in the circumstances provided:

4.1. The Warrant Price and the resulting number of shares of Common Stock issuable under each Warrant shall be subject to adjustment as follows:

(a) If the Company, after the date of this Warrant Agreement but before its exercise:

(i)	pays a dividend or any other distribution payable in shares of its Common Stock;

(ii)	subdivides its outstanding shares of Common Stock into a greater number of shares;

(iii)	combines its outstanding shares of Common Stock into a smaller number of shares; or

(iv)	issues by reclassification of its shares of Common Stock any shares of capital stock of the Company (other than a change in par value);

the Warrant Price in effect and the number of shares purchasable upon the exercise of such Warrant immediately prior to such action shall be adjusted so that the Registered Holder of each Warrant may receive the number of shares of Common Stock of the Company to which it would have been entitled upon such action if such Registered Holder had so exercised the Warrant immediately prior thereto. An adjustment made pursuant to this Section 4 shall become effective immediately after the record date for the determination of owners of Common Stock entitled thereto in the case of a dividend or distribution, and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification, or issuance of rights, options or warrants retroactive to the record date, if any, for such event.

(b) No payment or adjustment shall be made by or on behalf of the Company on account of any cash dividends on the Common Stock issued upon any exercise of a Warrant which was declared for payment to the holders of Common Stock of record as of a date prior to the date on which such Warrant is exercised.

(c) Upon each adjustment of the Warrant Price made pursuant to this Section 4, each Warrant shall thereafter (until another such adjustment) evidence the right to purchase that number of shares of Common Stock (calculated to the nearest hundredth) obtained by dividing the initial Warrant Price by the Warrant Price in effect after such adjustment.

(d) The Company’s failure to give the notice required by this Section 4 or any defect therein shall not affect the validity of such action listed under this Section 4.1.

(e) For the purpose of this Section 4.1, the term “shares of Common Stock” shall mean (i) the class of Common Stock designated as the Common Stock at the date of this Warrant Agreement, or (ii) any other class of Common Stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, from no par value to par value or from par value to no par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 4, the Registered Holder shall become entitled to purchase any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Warrant Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in this Section 4.1.

4.2. Liquidation, Dissolution or Winding Up. Notwithstanding any other provisions hereof, in the event of the liquidation, dissolution, or winding up of the affairs of the Company (other than in connection with a merger or sale or conveyance of all or substantially all of its assets outside of the ordinary course of business), the right to exercise each Warrant shall terminate and expire at 5:00 P.M., New York City time, on the last full business day before the earliest date fixed for the payment of any distributable amount on the Common Stock. The Company shall cause a notice to be mailed to each Registered Holder at least twenty (20) days prior to the applicable record date for such payment stating the date on which such liquidation, dissolution or winding up is expected to become effective, and the date on which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property or assets (including cash) deliverable upon such liquidation, dissolution or winding up, and that each Registered Holder may exercise outstanding Warrants during such 20-day period and, thereby, receive consideration in the liquidation on the same basis as other previously outstanding shares of the same class as the shares acquired upon exercise. The Company’s failure to give notice required by this Section 4.2 or any defect therein shall not affect the validity of such liquidation, dissolution or winding up.

4.3. Merger, Consolidation, etc.

(a) In case of any merger of the Company into any other entity or sale or conveyance of all or substantially all of its assets outside of the ordinary course of business, or similar reorganization, including, but not limited to, in connection with the formation of a holding company (such merger, sale, conveyance, or reorganization a “Change”), then, as a condition of such Change, lawful and adequate provisions shall be made whereby the Registered Holders shall thereafter have the right to receive upon payment of the Warrant Price in effect immediately prior to such Change, upon the basis and upon the terms and conditions specified in this Warrant Agreement (including, but not limited to, all provisions contained in this Section 4), and in lieu of the shares of the Company’s Common Stock purchasable upon the exercise of the Warrants, such shares of Common Stock, securities, cash or assets which such Registered Holder would have been entitled to receive after the happening of such Change had such Warrant been exercised immediately prior to such Change. The provisions of this Section 4.3 shall similarly apply to successive Changes. The Company shall cause a notice to be mailed to each Registered Holder at least twenty (20) days prior to the applicable record date for the Change covered by this Section 4.3(a) and shall provide notice of the Change and shall set forth the first and last date on which the Registered Holder may exercise outstanding Warrants. The Company’s failure to give the notice required by this Section 4.3(a) or any defect therein shall not affect the validity of the Change covered by this Section 4.3(a).

(b) Notwithstanding the foregoing, if as a result of such Change, holders of the Company’s Common Stock shall receive consideration other than solely in shares of Common Stock or other securities in exchange for their Common Stock, the Company may, at its option, fulfill its obligation hereunder by causing the notice required by Section 4.3(a) hereof to include notice to Registered Holders of the opportunity to exercise their Warrants before the applicable record date for the Change, and thereby receive consideration in the Change, on the same basis as other previously outstanding shares of the same class as the shares acquired upon exercise. If the notice specified in the preceding sentence is provided to Registered Holders, Warrants not exercised in accordance with this Section 4.3(b) before consummation of the Change shall be cancelled and become null and void on the effective date of the Change. The notice provided by the Warrant Agent pursuant to this Section 4.3(b) shall include a description of the terms of this Warrant Agreement providing for cancellation of the Warrants in the event that Warrants are not exercised by the prescribed date. The Company’s failure to give any notice required by this Section 4.3(b) or any defect therein shall not affect the validity of any such Change.

4.4. [Intentionally Omitted].

4.5. Good Faith Determination. Any determination as to whether an adjustment or limitation of exercise is required pursuant to this Section 4 (and the amount of any adjustment) shall be binding upon the Registered Holders and the Company if made in good faith by the Board of Directors.

4.6. Notice of Adjustment. Upon every adjustment of the Warrant Price or the number of shares issuable on exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, or 4.3, then, in any such event, the Company shall give written notice to the Registered Holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event

4.7. No Change of Warrant Certificate Necessary. Irrespective of any adjustment in the Warrant Price or in the number or kind of shares issuable upon exercise of the Warrants, the Warrant Certificates may continue to express the same price and number and kind of shares as are stated in the Warrant Certificates as initially issued. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8. No Fractional Shares upon Adjustment. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

4.9. Notice of Certain Transactions. In the event that the Company shall propose to (a) offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (b) issue any rights, options or warrants entitling the holders of Common Stock to subscribe for shares of Common Stock or (c) make a tender offer, redemption offer or exchange offer with respect to the Common Stock, the Company shall send to the Registered Holders a notice of such proposed action or offer. Such notice shall be mailed to the Registered Holders at their addresses as they appear in the Warrant Register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Warrant Price after giving effect to any adjustment pursuant to this Section 4 which would be required as a result of such action. Such notice shall be given (x) in the case of any action covered by clause (a) or (b) above, at least ten (10) days prior to the record date for determining the holders of the Common Stock for purposes of such action or (y) in the case of any action covered by clause (c) above, on the date the holders of Common Stock are originally notified of the applicable offer. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

5. SHARES TO BE FULLY PAID; RESERVATION OF SHARES. The Company covenants and agrees for the benefit of the Registered Holders:

5.1. Due Authorization and Valid Issuance. That all shares of Common Stock which may be issued upon the exercise of the rights represented by the Warrant Certificates will, upon issue and payment of the aggregate Warrant Price therefore, be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens and encumbrances, with no personal liability attaching to the ownership thereof.

5.2. Sufficient Number of Shares. That during the period within which the rights represented by the Warrant Certificates may be exercised, the Company will at all times have authorized and reserved for the purpose of issue upon exercise of the rights evidenced by the Warrant Certificates, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by the Warrant Certificates.

5.3. Assurance of No Securities Law Violation. That the Company will take all such action as may be necessary to ensure that the shares of Common Stock issuable upon the exercise of the Warrants may be so issued without violation of any applicable federal or state securities law or regulation, or of any requirements of any securities exchange upon which any Common Stock of the Company may be listed, if any.

5.4. [Intentionally Omitted]

5.5. Optional Cashless Exercise.

(a) If at any time during the Exercise Period there is no effective registration statement registering, or no current prospectus available for, the issuance of the Warrant Shares to the Registered Holder, then the Warrants may only be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Registered Holder shall be entitled to receive a number of Warrant Shares determined according to the following formula (a “Cashless Exercise”):

Net Number	=	(A × B) - (A × C)
B

(b) For purposes of the foregoing formula:

A= the total number of Warrant Shares with respect to which the Warrants are then being exercised.

B= as applicable: (i) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of the applicable Subscription Form if such Subscription Form is (1) both executed and delivered pursuant to Section 3.2 hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 3.2 hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Registered Holder, either (y) the Weighted Average Price on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock as of the time of the Registered Holder’s execution of the applicable Subscription Form if such Subscription Form is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 3.2 hereof or (iii) the Closing Sale Price of the Common Stock on the date of the applicable Exercise Notice if the date of such Subscription Form is a Trading Day and such Subscription Form is both executed and delivered pursuant to Section 3.2 hereof after the close of “regular trading hours” on such Trading Day.

C= the Warrant Price then in effect for the applicable Warrant Shares at the time of such exercise.

(c) For purposes of this Section 5.5, the following terms have the definitions specified below:

“Bid Price” means, for any security as of the particular time of determination, the bid price for such security on the Principal Market as reported by Bloomberg as of such time of determination, or, if the Principal Market is not the principal securities exchange or trading market for such security, the bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg as of such time of determination, or if the foregoing does not apply, the bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg as of such time of determination, or, if no bid price is reported for such security by Bloomberg as of such time of determination, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) as of such time of determination. If the Bid Price cannot be calculated for a security as of the particular time of determination on any of the foregoing bases, the Bid Price of such security as of such time of determination shall be the fair market value as mutually determined by the Company and the Registered Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

“Bloomberg” means Bloomberg Financial Markets.

“Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Registered Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Principal Market” means The Nasdaq Capital Market.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume weighted average price is reported for such security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Registered Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(d) The Company agrees to make all calculations related to a Cashless Exercise and will provide the Warrant Agent with issuance instructions.

(e) If Warrant Shares are issued in such a Cashless Exercise, each of the Company and, by its acceptance of a Warrant, each Registered Holder, acknowledges and agrees that in accordance with Section 3(a)(9) of the Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised, and the holding period of the Warrants being exercised may be tacked on to the holding period of the Warrant Shares. Each of the Company and, by its acceptance of a Warrant, each Registered Holder, agrees not to take any position contrary to this Section 5.5, except as required by a change in applicable law, rule or regulation.

6. EXCHANGE, ASSIGNMENT OR LOSS OF WARRANT CERTIFICATE.

6.1. Exchange. The Warrants shall be exchangeable at the option of the Registered Holder, upon presentation and surrender of the Warrant Certificate at the office of the Warrant Agent for other Warrant Certificates of different denominations. Any Warrant Certificate may be divided or combined with other Warrant Certificates into a Warrant Certificate evidencing the same aggregate number of Warrants.

6.2. Transfer or Assignment. Prior to the Separation Date, the Warrants may be transferred or exchanged only as part of the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. For the avoidance of doubt, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Upon surrender of the Warrant Certificate and similar Warrant Certificates at the principal office of the Warrant Agent, by the Registered Holder hereof in person or by an attorney duly authorized in writing, with the election to transfer section properly completed and duly executed, such Warrant Certificates may be transferred or exchanged in the manner provided in the Warrant Certificate and without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor, evidencing in the aggregate the number of Warrants evidenced by the Warrant Certificates so surrendered and registered in the name or names as requested by the then registered owner thereof or by an attorney duly authorized in writing; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend. Upon any such registration of transfer, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee a new Warrant certificate or Warrant certificates of any authorized denomination evidencing in the aggregate a like number of unexercised Warrants. Warrants transferred pursuant to this Section shall be accompanied by a proper payment of any applicable transfer taxes.

6.3. Lost or Destroyed Warrant Certificates. Upon receipt by the Warrant Agent of evidence satisfactory to it of the loss, theft, destruction or mutilation of a Warrant Certificate and (i) in the case of such loss, theft or destruction, of reasonably satisfactory indemnification and bonding, or (ii) if mutilated, upon surrender and cancellation of such Warrant Certificate, the Warrant Agent shall execute and deliver a new Warrant Certificate of like tenor. Any such new Warrant Certificate executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Warrant Certificate so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

6.4. Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant Certificate for a fraction of a Warrant.

7. REDEMPTION.

7.1. Redemption. All, but not less than all, of the outstanding Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to the Expiration Date, at the office of the Warrant Agent, upon the notice referred to in Section 7.2, at the price of $0.01 per Warrant (the “Redemption Price”), provided, however, that the closing sales price of the Common Stock has been equal to or greater than the $         per share (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date of this Warrant Agreement) for the 20-trading-day period ending on the third business day prior to the notice of redemption to the Registered Holders.

7.2. Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants permitted to be redeemed pursuant to Section 7.1 (the “Redeemable Warrants”), the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the date fixed for redemption to the Registered Holders of the Redeemable Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date sent whether or not the Registered Holder received such notice.

7.3. Exercise After Notice of Redemption. The Redeemable Warrants may be exercised for cash in accordance with Section 3 of this Warrant Agreement or, if applicable, pursuant to a Cashless Exercise in accordance with Section 5.5, at any time after notice of redemption shall have been given by the Company pursuant to Section 7.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Redeemable Warrants shall have no further rights except to receive the Redemption Price upon surrender of the Redeemable Warrants.

7.4. Outstanding Warrants Only. The Company understands that the redemption rights provided for by this Section 7 apply only to outstanding Redeemable Warrants. To the extent a person holds rights to purchase Redeemable Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Redeemable Warrants issued upon such exercise provided that the criteria for redemption is met, including the opportunity of the Redeemable Warrant holders to exercise prior to redemption pursuant to Section 7.3.

8. [INTENTIONALLY OMITTED].

9. NO RIGHTS AS STOCKHOLDERS. Nothing contained in this Warrant Agreement or in the Warrant Certificates shall be construed as conferring upon the Registered Holders or any permitted transferees the right to vote or to receive dividends or to receive notice as holders of Common Stock in respect of any meeting of holders of Common Stock for the election of directors of the Company or any other matter, or any rights whatsoever as holders of Common Stock of the Company.

10. AGREEMENT OF REGISTERED HOLDERS. Every Registered Holder of a Warrant, by such Registered Holder’s acceptance thereof, consents and agrees with the Company, the Warrant Agent and every other Registered Holder of a Warrant that the Company and the Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the Registered Holder and as the absolute, true and lawful owner of the Warrants represented thereby for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice or knowledge to the contrary.

11. DUTIES OF WARRANT AGENT. The Warrant Agent acts hereunder as agent and in a ministerial capacity for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not, by issuing and delivering Warrant Certificates or by any other act hereunder be deemed to make any representations as to the validity, value or authorization of the Warrant Certificates or the Warrants represented thereby or of any securities or other property delivered upon exercise of any Warrant or whether any Common Stock issued upon exercise of any Warrant is fully paid and non-assessable.

The Warrant Agent shall not at any time be under any duty or responsibility to any Registered Holder of Warrant Certificates to make or cause to be made any adjustment of the Warrant Price provided in this Warrant Agreement, or to determine whether any fact exists which may require any such adjustment, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. It shall not (i) be liable for any recital or statement of facts contained herein or for any action taken, suffered or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Warrant Agreement or in any Warrant Certificate, or (iii) be liable for any act or omission in connection with this Warrant Agreement except for its own negligence or willful misconduct.

The Warrant Agent may at any time consult with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

Any notice, statement, instruction, request, direction, order or demand by the Company shall be sufficiently evidenced if given orally by the Chief Executive Officer, the President or the Chief Financial Officer of the Company, provided that such instructions shall be reaffirmed in a written instrument executed by the officer giving such written instructions and delivered to the Warrant Agent pursuant to Section 13.5 hereof. The Warrant Agent shall not be liable for any action taken, suffered or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand believed by it to be genuine.

The Company agrees to pay the Warrant Agent reasonable compensation for its services hereunder and to reimburse it for its reasonable out-of-pocket expenses hereunder and further agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent in the execution of its duties and powers hereunder except losses, expenses and liabilities arising as a result of the Warrant Agent’s negligence or willful misconduct.

The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent’s own negligence or willful misconduct), after giving sixty (60) days prior written notice to the Company. At least thirty (30) days prior to the date such resignation is to become effective, the Warrant Agent shall cause a copy of such notice of resignation to be mailed to the Registered Holder of each Warrant Certificate. Upon such resignation, or any inability of the Warrant Agent to act as such hereunder, the Company shall appoint a new Warrant agent in writing. The Company shall have complete discretion in the naming of a new Warrant agent, who may be an affiliate, subsidiary or department of the Company, or any person used by the Company as transfer agent for the Common Stock. If the Company shall fail to make such appointment within a period of fifteen (15) days after it has been notified in writing of such resignation by the resigning Warrant Agent, then the Registered Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Warrant agent.

The Company may, upon notice to the Registered Holders, remove and replace the Warrant Agent if the Warrant Agent is the transfer agent for the Company’s Common Stock and the Warrant Agent ceases to be the transfer agent for the Company’s Common Stock for any reason.

After acceptance in writing of an appointment by a new Warrant agent is received by the Company, such new Warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed. Any former Warrant agent hereby agrees to cooperate with and deliver all records and Warrant Certificates to the new Warrant agent at the direction of the new agent and the Company.

Not later than the effective date of an appointment of a new Warrant agent by the Company, the Company shall file notice with the resigning or terminated Warrant agent and shall forthwith cause a copy of such notice to be mailed to each Registered Holder.

Any corporation into which the Warrant Agent or any new Warrant agent may be converted or merged or any corporation resulting from any consolidation to which the Warrant Agent or any new Warrant agent shall be a party or any corporation succeeding to the trust business of the Warrant Agent shall be a successor Warrant agent under this Warrant Agreement without any further act. Any such successor Warrant agent shall promptly cause notice of its succession as Warrant agent to be mailed to the Company and to each Registered Holder.

Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company.

12. MODIFICATION OF AGREEMENT. The Warrant Agent and the Company may by supplemental agreement make any changes or corrections in this Warrant Agreement: (i) that they shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; or (ii) that they may deem necessary or desirable and which shall not adversely affect the purchase or other material rights of the Registered Holders of Warrant Certificates. This Warrant Agreement shall not otherwise be modified, supplemented or amended in any respect except with the consent in writing of the Registered Holders of Warrant Certificates representing not less than 50% of the Warrants then outstanding, but no such amendment, modification or supplement which changes the number or nature of the securities purchasable upon the exercise of any Warrant, the Warrant Price or accelerates the Expiration Date, shall be made without the consent in writing of each and every Registered Holder (but no consent shall be required for such changes as are specifically contemplated by this Warrant Agreement as originally executed).

13. MISCELLANEOUS.

13.1. Entire Agreement. This Warrant Agreement and the form of Warrant Certificate annexed hereto as Exhibit A contains the entire Warrant Agreement between the parties hereto with respect to the transactions contemplated by this Warrant Agreement and supersedes all prior negotiations, arrangements or understandings with respect thereto.

13.2. Counterparts. This Warrant Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

13.3. Governing Law. This Warrant Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

13.4. Descriptive Headings. The descriptive headings of this Warrant Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Warrant Agreement.

13.5. Notices. Any notice or other communications required hereunder to be given to a Registered Holder shall be in writing and shall be sufficiently given, if mailed (first class, postage prepaid), or personally delivered, addressed in the name and at the address of such Registered Holder appearing from time to time on the records of the Warrant Agent. Notices or other communications to the Company shall be deemed to have been sufficiently given if delivered by hand or certified mailed to the Company as follows, or at such other address as the Company shall have designated by written notice to the Warrant Agent:

PCI Media, Inc.

523 Victoria Avenue

Venice, California 90291

Attn: Chief Executive Officer

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attn: Anthony J. Richmond, Esq.

David A. Zaheer, Esq.

Notices or other communications to the Warrant Agent shall be deemed to have been sufficiently given if delivered by hand or mailed (first class, postage prepaid) to its then principal office. Notice by mail shall be deemed given when deposited in the mail, postage prepaid.

13.6. Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

13.7. Persons Having Rights Under this Warrant Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or entity other than the parties hereto and the Registered Holders of the Warrants and, for the purposes of Sections 5.5, 7.1 and 7.4 hereof, the representative of the underwriters, any right, remedy or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The representative of the underwriters (on behalf of the underwriters) shall be deemed to be a third party beneficiary of this Agreement with respect to Sections 5.5, 7.1 and 7.4 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and the representative of the underwriters with respect Sections 5.5, 7.1 and 7.4 hereof) and their successors and assigns and of the Registered Holders of the Warrants.

[Signature page immediately follows]

IN WITNESS WHEREOF, the Company and the Warrant Agent have executed this Warrant Agreement by their duly authorized officers as of the date first set forth above.

PCI MEDIA, INC.

By:
Name:
Its:

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Its:

FORM OF WARRANT

THE SECURITIES REPRESENTED BY THIS WARRANT CERTIFICATE (INCLUDING THE SECURITIES ISSUABLE UPON THE EXERCISE OF THE WARRANT) ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE WARRANT AGREEMENT DATED AS OF             , 2019, BY AND BETWEEN THE COMPANY AND THE WARRANT AGENT (THE “WARRANT AGREEMENT”). COPIES OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

UNTIL             , 2019, THIS WARRANT MAY NOT BE TRANSFERRED SEPARATELY, SPLIT UP, COMBINED OR EXCHANGED, BUT MAY BE TRANSFERRED, SPLIT UP, COMBINED OR EXCHANGED ONLY TOGETHER WITH THE SHARES OF COMMON STOCK OF PCI MEDIA, INC. WITH WHICH IT WAS SOLD AS A UNIT.

SPECIMEN WARRANT CERTIFICATE

Certificate Number	Warrants

THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO 5:00 P.M.

NEW YORK CITY TIME, ON THE EXPIRATION DATE

PCI MEDIA, INC.

CUSIP [●]

WARRANT

This certifies that FOR VALUE RECEIVED                      or his, her or its registered assigns (the “Holder”) is the registered owner of                  warrants (“Warrants”) of PCI Media, Inc., a Delaware corporation (the “Company”). The Warrants are subject to the terms and conditions set forth in this certificate and the Warrant Agreement, and all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Warrant Agreement. Each Warrant entitles the Holder to purchase one share of common stock, par value $0.001, of the Company (“Common Stock”), at any time after the Separation Date upon the presentation and surrender of this Warrant Certificate with the Subscription Form on the reverse side hereof duly executed, at the corporate office of the Warrant Agent, accompanied by payment of the Warrant Price in the form permitted under the Warrant Agreement.

This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement, a copy of which may be obtained from the Company at 523 Victoria Avenue, Venice, California 90291 or the Warrant Agent at 250 Royall Street, Canton, Massachusetts 02021, by a written request from the Holder hereof or which may be inspected by any Holder or his agent at the principal office of the Company or the Warrant Agent.

No fractional shares of Common Stock will be issued upon exercise of the Warrant. In the case of the exercise of less than all the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrants.

Prior to due presentment for registration of transfer hereof, the Company and the Warrant Agent shall treat the Holder as the absolute owner hereof and of each Warrant represented hereby for all purposes and shall not be affected by any notice to the contrary.

This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

This Warrant Certificate is not valid unless countersigned by the Warrant Agent.

This Warrant does not entitle the Holder to any of the rights of a stockholder of the Company.

Subject to Section 7 of the Warrant Agreement, the Company may redeem all, but not less than all, of the Warrants, at the option of the Company, at any time after the Warrants become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 7.2 of the Warrant Agreement, at the price of $0.01 per Warrant (the “Redemption Price”), provided, however, that the last sales price of the Common Stock has been equal to or greater than the $         per share (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date of the Warrant Agreement) for the 20-trading-day period ending on the third business day prior to the notice of redemption to the Registered Holders.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile by two of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted thereon.

(SEAL)	PCI MEDIA, INC.

Dated:	By:
Chairman, CEO or President

Dated:	By:
Secretary, Treasurer or Assistant Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

As Warrant Agent

By:
Authorized Officer

SUBSCRIPTION FORM

To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder hereby exercises the right to purchase                  shares of Common Stock (“Warrant Shares”) of PCI Media, Inc., a company organized under the laws of Delaware (the “Company”), evidenced by the attached Warrant (the “Warrant”).

1. Form of Exercise Price. The Holder intends that payment of the Warrant Price shall be made as:

                     a “Cash Exercise” with respect to                  Warrant Shares;

and/or

                     a “Cashless Exercise” pursuant to Section 5.5 of the Warrant Agreement with respect to                  Warrant Shares.

2. Payment of Exercise Price. In the event that the Registered Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Registered Holder shall pay the aggregate Warrant Price of $         in accordance with the terms of the Warrant Agreement.

Name
(please typewrite or print in block letters)

Address

Address

Tax Identification Number

and be delivered to

Name
(please typewrite or print in block letters)

Address

Address

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated:	Signature

Address

Address

Tax Identification Number